As filed with the Securities and Exchange Commission on May 22, 2012
Registration No. 333-58625

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Ensco plc
(Exact name of registrant as specified in its charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	98-0635229 (I.R.S. Employer Identification Number)
6 Chesterfield Gardens London England (Address of Principal Executive Offices)	W1J 5BQ (Zip Code)

ENSCO International Incorporated 1998 Incentive Plan
(Full Title of the Plan)

BRADY K. LONG
Vice President, General Counsel and Secretary
5847 San Felipe, Suite 3300
Houston, Texas 77057
+1 (713) 789-1400
(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Roger W. Bivans
Baker & McKenzie LLP
2001 Ross Avenue, Suite 2300
Dallas, Texas 75201
+1 (214) 978-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-accelerated Filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

On May 14, 2012, pursuant to the terms of the Deposit Agreement, dated September 29, 2009 (as amended, the “Deposit Agreement”), among Ensco plc (the “Company” or the “Registrant”), Citibank, N.A., as depositary (the “Depositary”), and the holders and beneficial owners of the American Depositary Shares (“ADSs”) issued thereunder, the Company directed the Depositary to terminate the Deposit Agreement effective May 22, 2012 (the “Termination Date”). Prior to the termination of the Deposit Agreement, each ADS represented one Class A Ordinary Share, nominal value US$0.10 per share (a “Share”), of the Company. As a result of the termination of the Deposit Agreement, on the Termination Date, each outstanding ADS was converted into the right to receive one Share upon surrender of the applicable American Depositary Receipt, if certificated, and an exchange form, if held of record. On the Termination Date, ADSs held in “street name” through The Depository Trust Company were immediately cancelled and converted into Shares. This Post-Effective Amendment to Registration Statement on Form S-8 is being filed for the purpose of registering the offer and sale of Shares, in lieu of ADSs, pursuant to the plans set forth on the cover page hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents that the Registrant has filed with the Commission are hereby incorporated by reference into this registration statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 (excluding the exhibits furnished as exhibits 32.1 and 32.2);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (excluding the exhibits furnished as exhibits 32.1 and 32.2);

(c)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 4, 2012;

(d)	The Registrant’s Current Reports on Form 8-K filed May 31, 2011, January 13, 2012, January 13, 2012 and May 15, 2012; and

(e)	Description of Class A Ordinary Shares contained in the Registrant’s Current Report on Form 8-K filed on May 15, 2012.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post‑effective amendment to the registration statement which indicates that all securities offered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interest of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Article 145 of Ensco’s articles of association (the “Articles”) provides:
145    INDEMNITY
145.1     To the extent permitted by the Acts and without prejudice to any indemnity to which any person may otherwise be entitled, the Company shall:
(a) indemnify to any extent any person who is or was a director or officer of the Company, or a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;
(b) indemnify to any extent any person who is or was a director or officer of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the company’s activities as trustee of an occupational pension scheme;
(c) create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing paragraphs of this Article 145.1 to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.
145.2      Where a person is indemnified against any liability in accordance with Article 145.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.
Article 91 of the Articles provides:
91 INSURANCE
Subject to the provisions of the Acts, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was a director, alternate director or officer of the Company or of any associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust or any other liability which may lawfully be insured against by the Company.
Section 232 of the Companies Act 2006 provides as follows:
232 PROVISIONS PROTECTING DIRECTORS FROM LIABILITY
(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—
(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or
(c) section 235 (qualifying pension scheme indemnity provision).
(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.
(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.
Section 233 of the Companies Act 2006 provides as follows:
233 PROVISION OF INSURANCE
Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.
Section 234 of the Companies Act 2006 provides as follows:
234 QUALIFYING THIRD PARTY INDEMNITY PROVISION
(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.
(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.
(3) The provision must not provide any indemnity against—
(a) any liability of the director to pay—
(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b) any liability incurred by the director—
(i) in defending criminal proceedings in which he is convicted, or
(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or
(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.
(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.
(5) For this purpose—

(a) a conviction, judgment or refusal of relief becomes final—
(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b) an appeal is disposed of—
(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.
(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).
Section 235 of the Companies Act 2006 provides as follows:
235 QUALIFYING PENSION SCHEME INDEMNITY PROVISION
(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.
(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.
Such provision is qualifying pension scheme indemnity provision if the following requirements are met.
(3) The provision must not provide any indemnity against—
(a) any liability of the director to pay—
(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.
(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.
(5) For this purpose—
(a) a conviction becomes final—
(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.
(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.
Section 239 of the Companies Act 2006 provides as follows:
239 RATIFICATION OF ACTS OF DIRECTORS
(1) This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.
(2) The decision of the company to ratify such conduct must be made by resolution of the members of the company.
(3) Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.
(4) Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favor of the resolution by the director (if a member of the company) and any member connected with him.
This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.
(5) For the purposes of this section—
(a) “conduct” includes acts and omissions;
(b) “director” includes a former director;
(c) a shadow director is treated as a director; and
(d) in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).
(6) Nothing in this section affects—
(a) the validity of a decision taken by unanimous consent of the members of the company, or
(b) any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.
(7) This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.
Section 1157 of the Companies Act 2006 provides as follows:
1157 POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES
(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or
(b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.
(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—
(a) he may apply to the court for relief, and
(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.
(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.
Under Section 250 of the Companies Act 2006, a “director” is defined to include “any person occupying the position of director, by whatever name called.” In our case, references in the Companies Act 2006 to a “director” would also include certain officers.
We have entered into deeds of indemnity with each director and executive officer and ENSCO International Incorporated (“Ensco Delaware”) has entered into indemnification agreements with each of the directors and executive officers that previously served as directors or executive officers of Ensco Delaware and now serve in such capacity for us (collectively, the “indemnity arrangements”). The indemnity arrangements generally provide that such persons will be indemnified to the fullest extent permitted by applicable law, including with respect to losses suffered or incurred by them, among others, arising out of or in connection with the person’s appointment as a director or officer or serving in such capacity for us or any other member of the Ensco group, including Ensco Delaware. The indemnity arrangements also provide for advancement of expenses to the directors and officers in connection with legal proceedings under the conditions described therein. The terms of the indemnity arrangements are subject to certain exceptions or exclusions to the extent required by applicable law, including the repayment of advancement of expenses in certain circumstances. Ensco Delaware has also amended its bylaws and Certificate of Incorporation in furtherance of such indemnity arrangements to provide similar indemnification rights to such persons. Two directors are also entitled to indemnification rights pursuant to the bylaws of Pride International, Inc.
We will maintain directors and officers insurance coverage, which, subject to policy terms and limitations, will include coverage to reimburse the Company for amounts that it may be required or permitted by law to pay our directors or officers.
Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Articles of Association of Ensco International plc (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on December 16, 2009, File No. 1-8097).
4.2	Certificate of Incorporation on Change of Name (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 1, 2010, File No. 1-8097).
4.3	ENSCO International Incorporated 1998 Incentive Plan (incorporated by reference to Exhibit 4.1 to ENSCO International Incorporated’s Form S-8, filed on July 7, 1998, File No. 333-58625).
4.4
Amendment to the ENSCO International Incorporated 1998 Incentive Plan (incorporated by reference to Exhibit 10.19 to ENSCO International Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-8097).

4.5
Amendment to the ENSCO International Incorporated 1998 Incentive Plan (incorporated by reference to Exhibit 10.29 to ENSCO International Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2005, File No. 1-8097).

4.6
Amendment to the ENSCO International Incorporated 1998 Incentive Plan, dated as of May 31, 2006 (incorporated by reference to Exhibit 10.4 to ENSCO International Incorporated’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, File No. 1-8097).

4.7
Amendment to the ENSCO International Incorporated 1998 Incentive Plan, executed on December 22, 2009 and effective as of December 23, 2009 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Ensco International plc on December 23, 2009, File No. 1-8097).

4.8
Deed of Assumption, dated December 22, 2009, executed by Ensco International plc (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on December 23, 2009, File No. 1-8097).

4.9
2012 Amendment to the ENSCO International Incorporated 1998 Incentive Plan, dated May 14, 2012, (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on May 15, 2012, File No. 1-8097).

5.1**	Opinion of Baker & McKenzie LLP, London.
15.1*	Letter Regarding Unaudited Interim Financial Information.
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Ensco plc.
23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Pride International, Inc.
23.3**	Consent of Baker & McKenzie LLP, London (included in its opinion filed as Exhibit 5.1 hereto).
24.1**	Power of Attorney

*    Filed herewith.
**    Previously filed.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on May 22, 2012.

ENSCO PLC

By:	/s/ Brady K. Long Brady K. Long Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman, President and Chief	May 22, 2012
Daniel W. Rabun	Executive Officer

/s/ James W. Swent III	Senior Vice President and Chief	May 22, 2012
James W. Swent III	Financial Officer

/s/ Michael B. Howe	Vice President — Finance (Corporate)	May 22, 2012
Michael B. Howe

*	Controller	May 22, 2012
Douglas J. Manko

	Director	May 22, 2012
David A. B. Brown

*	Director	May 22, 2012
J. Roderick Clark

*	Director	May 22, 2012
C. Christopher Gaut

*	Director	May 22, 2012
Gerald W. Haddock

	Director	May 22, 2012
Francis S. Kalman

*	Director	May 22, 2012
Thomas L. Kelly II

*	Director	May 22, 2012
Keith O. Rattie

*	Director	May 22, 2012
Rita M. Rodriguez

*	Director	May 22, 2012
Paul E. Rowsey, III

/s/ Brady K. Long	Company Secretary and Authorized	May 22, 2012
Brady K. Long	Representative in the United States

*By: /s/ James W. Swent III
James W. Swent III, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Association of Ensco International plc (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on December 16, 2009, File No. 1-8097).
4.2	Certificate of Incorporation on Change of Name (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 1, 2010, File No. 1-8097).
4.3	ENSCO International Incorporated 1998 Incentive Plan (incorporated by reference to Exhibit 4.1 to ENSCO International Incorporated’s Form S-8, filed on July 7, 1998, File No. 333-58625).
4.4
Amendment to the ENSCO International Incorporated 1998 Incentive Plan (incorporated by reference to Exhibit 10.19 to ENSCO International Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-8097).

4.5
Amendment to the ENSCO International Incorporated 1998 Incentive Plan (incorporated by reference to Exhibit 10.29 to ENSCO International Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2005, File No. 1-8097).

4.6
Amendment to the ENSCO International Incorporated 1998 Incentive Plan, dated as of May 31, 2006 (incorporated by reference to Exhibit 10.4 to ENSCO International Incorporated’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, File No. 1-8097).

4.7
Amendment to the ENSCO International Incorporated 1998 Incentive Plan, executed on December 22, 2009 and effective as of December 23, 2009 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Ensco International plc on December 23, 2009, File No. 1-8097).

4.8
Deed of Assumption, dated December 22, 2009, executed by Ensco International plc (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on December 23, 2009, File No. 1-8097).

4.9
2012 Amendment to the ENSCO International Incorporated 1998 Incentive Plan, dated May 14, 2012, (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on May 15, 2012, File No. 1-8097).

5.1**	Opinion of Baker & McKenzie LLP, London.
15.1*	Letter Regarding Unaudited Interim Financial Information.
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Ensco plc.
23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Pride International, Inc.
23.3**	Consent of Baker & McKenzie LLP, London (included in its opinion filed as Exhibit 5.1 hereto).
24.1**	Power of Attorney

*    Filed herewith.
**    Previously filed.